                                 AMENDMENT NO. 3
          AMENDED AND RESTATED MASTER ADMINISTRATIVE SERVICES AGREEMENT

     The Amended and Restated Master Administrative Services Agreement (the "Agreement"), dated July 1, 2004, by and between A I M ADVISORS, INC., a Delaware corporation, and AIM INVESTMENT FUNDS, a Delaware statutory trust, is hereby amended as follows:

                                   WITNESSETH:

     WHEREAS, the parties desire to amend the Agreement to add four portfolios, AIM China Fund, AIM Enhanced Short Bond Fund, AIM International Bond Fund and AIM Japan Fund, to the Agreement;

     NOW, THEREFORE, the parties agree as follows;

     Appendix A of the Agreement is hereby deleted in its entirety and replaced with the following:

                                   "APPENDIX A

                                 FEE SCHEDULE TO
          AMENDED AND RESTATED MASTER ADMINISTRATIVE SERVICES AGREEMENT
                                       OF
                              AIM INVESTMENT FUNDS

PORTFOLIOS                         EFFECTIVE DATE OF AGREEMENT
----------                         ---------------------------
AIM China Fund                     March 31, 2006
AIM Developing Markets Fund        July 1, 2004
AIM Enhanced Short Bond Fund       March 31, 2006
AIM Global Health Care Fund        July 1, 2004
AIM International Bond Fund        March 31, 2006
AIM Japan Fund                     March 31, 2006
AIM Trimark Endeavor Fund          July 1, 2004
AIM Trimark Fund                   July 1, 2004
AIM Trimark Small Companies Fund   July 1, 2004

     The Administrator may receive from each Portfolio reimbursement for costs or reasonable compensation for such services as follows:

Rate*    Net Assets
-----    ----------
0.023%   First $1.5 billion
0.013%   Next $1.5 billion
0.003%   Over $3 billion

* Annual minimum fee is $50,000. An additional $10,000 per class of shares is charged for each class other than the initial class. The $10,000 class fee is waived for any of the above Portfolios with insufficient assets to result in the payment of more than the minimum fee of $50,000."

     All other terms and provisions of the Agreement not amended herein shall remain in full force and effect.

Dated: March 31, 2006

                                        A I M ADVISORS, INC.


Attest: /s/ Ofelia M. Mayo              By: /s/ Mark H. Williamson
        -----------------------------       ------------------------------------
        Assistant Secretary                 Mark H. Williamson
                                            President

(SEAL)


                                        AIM INVESTMENT FUNDS


Attest: /s/ Ofelia M. Mayo              By: /s/ Robert H. Graham
        -----------------------------       ------------------------------------
        Assistant Secretary                 Robert H. Graham
                                            President

(SEAL)